Exhibit 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release:  August 7, 2009
Central Vermont Reports Second Quarter Earnings

▪	Year-to-date earnings of $12.4 million, or $1.04 per diluted share, up 10 cents from last year

➢	$2.3 million decrease in operating revenue
➢	$4.0 million decrease in purchased power expense
➢	$0.7 million increase in equity in earnings of affiliates
➢	$1.2 million increase in other income, net

▪	Second-quarter earnings of $5.5 million, or 46 cents per diluted share, up 8 cents from last year

➢	$1.9 million decrease in operating revenue
➢	$2.7 million decrease in purchased power expense
➢	$0.4 million increase in equity in earnings of affiliates
➢	$0.6 million increase in other income, net

▪
The impact of the November 2008 stock issuance of 1,190,000 shares decreased per-diluted-share earnings by 5 cents for the second quarter and decreased per-diluted- share earnings by 12 cents for the first six months of 2009.

▪	Reaffirms earnings guidance for 2009 at $1.40 to $1.60 per share

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated earnings of $12.4 million, or $1.04 per diluted share of common stock, for the first six months of 2009, compared to $9.9 million, or 94 cents per diluted share of common stock, for the same period last year.

CV reported second-quarter 2009 consolidated earnings of $5.5 million, or 46 cents per diluted share of common stock, compared to $4 million, or 38 cents per diluted share of common stock, for the same period last year.

"Despite the global economic challenges, we continue to make steady progress and we remain on target to meet our earnings guidance for the year,” President Bob Young said.  “We also continue to provide high-quality service, as evidenced by the most recent J. D. Power and Associates survey, which ranked CVPS second in the East for customer satisfaction among midsized utilities.

“CVPS ranked above the regional average for midsized utilities in all J. D. Power and Associates factors, including customer service, billing and payment, communications, power quality and reliability, price and corporate citizenship,” Young said.  “We believe that customer satisfaction is the bedrock upon which our financial health must be built, and we will continue to strive to serve our customers and shareholders well.”

Year-to-Date 2009 results compared to 2008
Operating revenues decreased $2.3 million, including a $3.5 million decrease in retail revenues, and a $0.2 million decrease in other operating revenues; partially offset by a $1.4 million increase in resale revenues.  The decrease in retail revenues resulted from lower average usage resulting from a slowing economy and energy conservation, and the loss of three industrial customers due to plant closures, partially offset by higher average unit prices due to customer usage mix.  Other operating revenues include a $1.0 million decrease arising from a provision for rate refunds.  The provision for rate refund is primarily related to the first and second quarter 2009 deferral of an over-collection of power, production and transmission costs as defined by the power adjustment clause of our alternative regulation plan.  The power cost over-collection is being credited to retail customers' bills in the third and fourth quarters of 2009, in accordance with the plan.  The decrease in other operating revenues was partially offset by increased sales of transmission rights and an increase in wholesale rates.  Resale revenues increased due to higher volume of excess power available for resale, partially offset by lower average market prices.

Purchased power expense decreased $4 million, primarily due to a reduction of $3.4 million in purchases from Independent Power Producers.  In addition, short-term power purchases decreased by $1.8 million and other power costs decreased by $0.7 million.  These reductions were partially offset by increased capacity payments of $1.3 million and increased Hydro-Quebec purchases of $0.6 million.  Other operating expenses decreased less than $0.1 million, including a $2.6 million decrease in maintenance expenses, primarily due to lower service restoration costs.  There were several major storms in 2008 and none in 2009.  These lower costs were partially offset by higher reserves for uncollectible accounts and a $0.5 million increase in transmission expenses due to higher rates, and higher costs from Vermont Transco LLC ("Transco") for its capital projects, partially offset by higher NOATT reimbursements.

Equity in earnings of affiliates increased $0.7 million, partially due to the $3.1 million investment that we made in Transco in December 2008.  Other income, net increased $1.2 million, largely due to an increase in the cash surrender value of variable life insurance policies in trust to fund a supplemental employee retirement plan, and interest expense increased $0.2 million.

Second quarter 2009 results compared to 2008
Operating revenues decreased $1.9 million for many of the same reasons described above.

Purchased power expense decreased $2.7 million for the same reasons described above.  Short-term purchases decreased by $1.9 million, IPP purchases decreased by $1.4 million and other purchases decreased by $0.1 million.  These reductions were partially offset by $0.7 million of increased capacity payments to ISO-New England.

Other operating expenses increased $0.4 million, including a $0.2 million increase in transmission for the same reasons described above.  These higher costs were partially offset by lower maintenance costs for the same reasons as described above.

Equity in earnings of affiliates increased $0.4 million and other income, net increased $0.6 million, partially offset by a $0.1 million increase in interest expense, for many of the same reasons described above.

2008 Common Stock Issuance
Earnings per share for the second quarter and first six months of 2009 reflect the impact of the November 2008 common stock issuance. On November 24, 2008, CV issued 1,190,000 shares, resulting in net proceeds of approximately $21.3 million.  The net proceeds of the offering were used for general corporate purposes, including the repayment of debt, capital expenditures, investments in Transco and working capital requirements.  The common stock issuance decreased per-diluted-share earnings by 5 cents for the second quarter of 2009 and decreased per-diluted-share earnings by 12 cents for the first six months of 2009.

2009 Financial Guidance
CV previously issued 2009 earnings guidance in the range of $1.40 to $1.60 per diluted share, which we reaffirm. As part of a rate agreement approved by the Vermont Public Service Board, the company's allowed rate of return is 9.77 percent.

Webcast
CV will host an earnings teleconference and webcast on August 10, 2009 beginning at 11 a.m. EDT.  At that time, CV President and CEO Robert Young and CV Chief Financial Officer Pamela Keefe will discuss the company’s financial results, as well as progress made toward achieving its long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "CVPS Q2 2009 Earnings Call" link on the "Investor Relations" section of the company’s website at www.cvps.com. An audio archive of the call will be available later that day at the same location or by dialing 1-877-660-6853 within the U.S. or internationally by dialing 1-201-612-7415 and entering Account 286 and Conference ID 324531.

About CV
CV is Vermont’s largest electric utility, serving approximately 159,000 customers statewide.  CV’s non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-Q
On Friday, August 7, 2009, the company filed its second-quarter 2009 Form 10-Q with the Securities and Exchange Commission.  A copy of that report is available on our web site, www.cvps.com, under the "Investor Relations" section. Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Reconciliation of Earnings Per Diluted Share
	First Six Months	Second Quarter
	2009 vs. 2008	2009 vs. 2008
2008 Earnings per diluted share	$0.94	$0.38

Lower purchased power expense	0.23	0.16
Higher equity in earnings of affiliates	0.04	0.02
Lower (higher) other operating expenses	0.03	(0.01)
Lower operating revenues	(0.13)	(0.10)
Impact of common stock issuance (November 2008) - 1,190,000 additional shares	(0.12)	(0.05)
Higher transmission expense	(0.03)	(0.01)
Other	0.08	0.07
2009 Earnings per diluted share (a)	$1.04	$0.46

(a)
The additional shares from the November 2008 stock issuance were excluded from the 11,684,149 average shares of common stock - diluted for the second quarter and the 11,669,823 average shares of common stock - diluted for the first six months, for the purposes of computing the individual EPS variances shown above in order to provide comparable information for 2009 vs. 2008.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
Condensed income statement	2009	2008	2009	2008
Operating revenues:
Retail sales	$63,382	$65,573	$137,465	$140,979
Resale sales	17,131	16,177	31,064	29,679
Other	2,114	2,737	4,825	5,053
Total operating revenues	82,627	84,487	173,354	175,711

Operating expenses:
Purchased power - affiliates and other	38,605	41,282	80,215	84,188
Other operating expenses	38,499	38,116	78,117	78,143
Income tax expense	760	846	3,636	2,705
Total operating expense	77,864	80,244	161,968	165,036
Utility operating income	4,763	4,243	11,386	10,675

Other income:
Equity in earnings of affiliates	4,431	4,014	8,876	8,199
Other, net	621	59	734	(465)
Income tax expense	(1,389)	(1,458)	(2,822)	(2,883)
Total other income	3,663	2,615	6,788	4,851

Interest expense	2,929	2,857	5,805	5,617
Net income	5,497	4,001	12,369	9,909
Dividends declared on preferred stock	92	92	184	184
Earnings available for common stock	$5,405	$3,909	$12,185	$9,725

Per common share data
Earnings per share of common stock - basic	$0.46	$0.38	$1.05	$0.94
Earnings per share of common stock - diluted	$0.46	$0.38	$1.04	$0.94

Average shares of common stock outstanding - basic	11,660,547	10,337,893	11,631,611	10,306,699
Average shares of common stock outstanding - diluted	11,684,149	10,397,675	11,669,823	10,387,289

Dividends declared per share of common stock	$0.23	$0.23	$0.69	$0.69
Dividends paid per share of common stock	$0.23	$0.23	$0.46	$0.46

Supplemental financial statement data
Balance sheet
Investments in affiliates			$105,849	$96,902
Total assets			$617,166	$557,145
Notes Payable			$10,800	$10,800
Common stock equity			$224,758	$193,326
Long-term debt (excluding current portions)			$167,500	$172,950

Cash Flows
Cash and cash equivalents at beginning of period			$6,722	$3,803
Cash provided by operating activities			20,542	15,897
Cash used for investing activities			(13,223)	(15,877)
Cash provided by financing activities			(5,083)	2,739
Cash and cash equivalents at end of period			$8,958	$6,562

Refer to our second-quarter 2009 Form 10-Q for additional information.